Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-140442) of Harris Stratex of our report dated May 13, 2009, relating to the financial statements and financial statement schedules of Telsima Corporation and its subsidiaries as of and for the years ended March 31, 2008 and 2007, which appear in this Form 8-K/A.
/s/ ARMANINO McKENNA LLP
San Ramon, California
May 13, 2009